State of Delaware
Secretary of State
Division of Corporations
Delivered 08:00 AM 08/19/2008
FILED 08:00 AM 08/19/2008
SRV 080883931 - 4594522 FILE

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

WHEREAS, The undersigned Incorporator wishes to incorporate a stock corporation in the State of Delaware under the Delaware General Corporation Law,

Then, Therefore:

Article 1: The name of the Corporation is "Sovereign Emerging Biomedical Fund, Inc."

Article 2: The Registered office in the State of Delaware is to be located at Harvard Business Services, Inc., 16192 Coastal Highway, Lewes, County Sussex, Delaware 19958. The Registered Agent in charge thereof is Harvard Business Services, Inc.

Article 3: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, including the organization and monitoring of an early stage biomedical investment fund.

Article 4: The amount of total stock of this corporation 1,000 shares at $.01 par value per share.

Article 5: The name and address of the incorporator are as follows:

Name: Thomas H. Ross
Address: 205 Worth Ave., Suite 201, POB 2753, Palm Beach, FL 33480

I, the Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunder set my hand this 15rd day of August, AD 2008.

BY: [signature]
Thomas H. Ross